Exhibit 99.1

Colony Bankcorp, Inc. Announces New Banking Facility in Columbus, Georgia

FITZGERALD, GA., July 13, 2006 — Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced that its wholly-owned subsidiary, Colony Bank Ashburn, located in Ashburn, Georgia opened a new 5,000 square foot banking facility in Columbus, Georgia last month. The new office located at 1581 Bradley Park Drive, Columbus, Georgia will serve the Columbus/Muscogee County market and will operate under the trade name Colony Bank. The loan production office that the bank has operated at Veterans Parkway since September 2004 will relocate to the new office.

Will Sims, President and CEO of Colony Bank Ashburn, stated, “Colony is excited about the growth opportunities as it opens its first full-service banking office in Columbus. The office will be under the direction of long time resident and veteran banker, Glenn W. Summerlin, who will serve as Market President.” Mr. Summerlin is a graduate of Auburn University, the National Commercial Lending Graduate School and Stonier Graduate School of Banking. Colony Bank Ashburn has assets of approximately $332 million and operates additional offices in Turner, Crisp, Dougherty, Lee and Upson Counties.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, and Colony Management Services. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-nine offices located in the middle and south Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN.”

Contact:	Terry Hester, Chief Financial Officer
229-426-6002